Contact:  Richard F. Westenberger
Executive Vice President &
Chief Financial Officer
(404) 745-2889

CARTER’S APPOINTS JEVIN S. EAGLE
TO ITS BOARD OF DIRECTORS

ATLANTA, July 26, 2010 /Business Wire/ -- Carter’s, Inc. (NYSE: CRI) today announced the appointment of Jevin S. Eagle to its Board of Directors.

“We are excited to welcome Jevin Eagle to our Board of Directors,” noted Michael D. Casey, Chairman and Chief Executive Officer.  “Jevin brings with him a broad range of business experience, including merchandising and marketing, brand management, sourcing and product development, and strategic planning.  Our Board and management team look forward to working with Jevin to execute our plans for growth.”

Mr. Eagle currently serves as the Executive Vice President, Merchandising & Marketing for Staples, Inc., where he held several leadership positions since 2002, including serving as the head of the Staples Brands Group and as the company’s Senior Vice President, Strategy.  Prior to joining Staples, Mr. Eagle worked for McKinsey & Company, Inc. from 1994 to 2001 in various positions, including, most recently, as a partner and one of the leaders of the retail practice.

Mr. Eagle is a graduate of Dartmouth College and Harvard Business School.

About Carter’s, Inc.

Carter’s, Inc. is a leading provider of apparel and related products exclusively for babies and young children.  The Company owns the Carter’s and OshKosh B’gosh brands, two of the most recognized brands in the marketplace.  These brands are sold in leading department stores, national chains, and specialty retailers domestically and internationally and through more than 400 Company-operated stores and on-line at carters.com and oshkoshbgosh.com.  The Company’s Child of Mine brand is available at Walmart, and its Genuine Kids, Just One You, and Precious Firsts brands are available at Target.  Carter’s is headquartered in Atlanta, Georgia.  Additional information may be found at www.carters.com and www.oshkoshbgosh.com.